Exhibit (d)(17)

April 5, 2022

Intech Investment Management LLC

250 S. Australian Ave, Suite 1800

West Palm Beach, Florida 33401

Attention: General Counsel

Via email (JWright@intechinvestments.com) and U.S. Mail

Re:	Termination of Interim Sub-Advisory Agreements between Janus Henderson Investors US LLC (the “Adviser”) and Intech Investment Management LLC (“Intech”)

Dear Mr. Wright,

The Adviser has recommended, and the Board of Trustees of Janus Investment Fund (“JIF”) and Janus Aspen Series (“JAS”) has approved, the following actions:

(i)

The termination and liquidation of Janus Henderson Emerging Markets Managed Volatility Fund, Janus Henderson Global Income Managed Volatility Fund, and Janus International Managed Volatility Fund, each a series of JIF (collectively, the “Liquidating Funds”), effective on or about May 20, 2022, which will terminate the Interim Sub-Advisory Agreements for the Liquidating Funds; and

(ii)

The termination of the Interim Sub-Advisory Agreements, effective on or about June 10, 2022, for Janus Henderson U.S. Managed Volatility Fund, a series of JIF, and Janus Henderson U.S. Low Volatility Portfolio, a series of JAS (together, the “Remaining Funds”).

Pursuant to Section 9 of the Interim Sub-Advisory Agreements for the Remaining Funds, the Interim Sub-Advisory Agreements may be terminated by Janus upon sixty (60) days’ advance written notice to Intech. This letter serves as notice of termination pursuant to Section 9 of the Interim Sub-Advisory Agreements for the Remaining Funds effective on or about June 10, 2022.

Yours sincerely,

/s/ Jesper Nergaard

Jesper Nergaard for and on behalf of
Janus Henderson Investors US LLC

cc: Abigail Murray (via email)

Janus Henderson Investors 151 Detroit St, Denver, CO 80206 T +1(800) 525 3713 F +1(877) 319 3852 W janushenderson.com